Exhibit 10.11

DATED	April 15	2005

(1)	OMX SECURITIES SERVICES UK LLP

(2)	INSTINET GLOBAL SERVICES LIMITED

OUTSOURCING AGREEMENT

FIGARO ASP SERVICE

THIS AGREEMENT is made April 15, 2005

BETWEEN

(1)	OMX SECURITIES SERVICES UK LLP (a Limited Liability Partnership) whose registered office address is at Canterbury House, 85 Newhall Street, Birmingham B3 1LH (“OMX”); and

(2)	INSTINET GLOBAL SERVICES LIMITED whose principal place of business is at 3rd Floor, Commodity Quay, East Smithfield, London, E1W 1AZ (“Client”)

BACKGROUND

(A)	OMX provides outsourcing, clearing, settlement and related services

(B)	The Client provides brokerage services to its customers

(C)	OMX has agreed to provide the Client Services to the Client on the terms set out in this Agreement

OPERATIVE PROVISIONS

1.	DEFINITIONS

1.1	In this Agreement, the following expressions shall have the following meanings unless the context otherwise requires:

“Acceptance Testing”	The acceptance testing procedures in respect of the System (or any part thereof) contained or referred to in Clause 5

“Acceptance Criteria”	means the criteria for acceptance for each of the CISBOR Services and FR Services as set out in Schedule 2

“Affiliate”	means in relation to either the Client or OMX, a company which is a subsidiary or holding company of it, or any company which is a subsidiary of any such holding company, “holding company” and “subsidiary” having the meanings ascribed to them in section 736 Companies Act 1985

“Agreed Rates”	means the same as in the Professional Services Agreement

“Back Office Software”	those parts of the back office software of the System set out in Part B of Schedule 6 (and any modification, update or addition made available by OMX)

“Best Industry Practice”	means the exercise of skill, diligence, prudence and foresight as would reasonably and ordinarily be expected from a skilled and experienced person exercising all due care and attention in seeking to comply with its contractual obligations and in compliance with all applicable laws and engaged in the same type of undertaking

“Business Day”	a day other than Saturday or Sunday or a public or bank holiday in England

“Business Requirements”	the business requirements of the Client and its Affiliates as set out in work order number 2005-003 signed between Instinet Europe Limited and OMX on 25th February 2005 pursuant to the Professional Services Agreement

“Change Control Procedures”	the procedure described in Schedule 8

“Charges”	the charges payable by Client, including but not limited to the Direct and Indirect Charges, pursuant to Schedule 3

“CISBOR Service”	means the CIS back office replacement service being that part of the Client Services which is intended by both parties to replace the in scope services being performed by the Client’s CIS system

“CISBOR Transition Period”	means the period of transition from CIS to Figaro in respect of the CISBOR Service as set out in Schedule 2

“Client Data”	means all data, information or text embodied in any electronic or tangible medium, and which are supplied or in respect of which access is granted to OMX by the Client and/or an Affiliate of the Client under this Agreement or is generated by OMX from such data, information or text during this Agreement in connection with the provision of the Services;

“Client Services”	those of the services set out in Schedule 3 which are identified in Schedule 3 as being provided by OMX under this Agreement and, as the same may be modified added to or replaced during the term of this Agreement

“Client Service Levels”	the levels to which the Client Services are to be provided to Client by OMX as set out in Schedule 5

“Commencement Date”	the date of ‘live’ commencement of any of the Client Services after completion of the Implementation Services

“Control”	Control as defined by section 416 of the Income and Corporation Taxes Act 1988.

“Default”	means in relation to either party any material breach of the obligations of that party (including but not limited to fundamental breach or breach of a fundamental term) or any material default, act, omission or negligence of that party, its employees, servants, agents, or subcontractors in connection with or in relation to the subject matter of this Agreement and in respect of which that party is liable to the other and also, in the relation to OMX’s obligations only, the failure of OMX to meet the Acceptance Criteria by the Transition Dates or such other dates as the Client has agreed with OMX in writing if so agreed;

“Direct Charges”	the charges payable by Client to OMX for the provision of Client Services as specified in Schedule 3

“Direct Loss”	has the meaning ascribed to it in Clause 7.4

“Effective Date”	the date written at the head of this Agreement, or, if none, the date of last signature of this Agreement

“FR Service”	means Fiscal replacement service meaning that part of the Client Services which is intended by both parties to replace the in scope services being performed by a third party system called Fiscal

“FR Transition Period”	means the period of transition from the Fiscal system to the Figaro system in respect of providing the FR Service as set out in Schedule 2

“FSA”	The Financial Services Authority

“FSMA”	The Financial Services and Markets Act 2000

“Force Majeure”	in relation to either party, circumstances beyond the reasonable control of that party, including, without limitation, acts of God, acts of governmental or supra-national authority, outbreak of hostilities, national emergency, an act of terrorism, riots, civil commotion, fire, explosion, flood, epidemic, lock outs (whether or not by that party), strikes and other industrial disputes, (in each case, whether or not relating to that party’s workforce)

“Front Office Software”	those parts of the front office software of the System set out in Part A of Schedule 6 (and any modification, update or addition made available by OMX)

“Implementation Services”	the implementation services as set out in the Professional Services Agreement, Work Orders and Schedule 1

“Indirect Charges”	any charges or disbursements payable by Client to OMX for the benefit of a third party as specified in Schedule 3

“Initial Period”	the period commencing as set out in Schedule 1

“Intellectual Property Rights”	all intellectual property rights, howsoever, arising and in whatever media, whether or not registered, including (without limitation) copyright, patents, trademarks, website marks, trade names, registered designs and any applications for the protection or registration of these rights

“OMX Software”	the software products identified as OMX software in Part’s A, B and C of Schedule 6 and any other software products, other than Third Party Software, which are supplied by OMX under this Agreement, together with any software modules or interfaces which are created by OMX (which may include modules or interfaces which work in conjunction with Third Party Software)

“Point of Connection”	in the context of the provision of the Services to the Client, the point at which Client’s facilities connect to the System in order to complete the communications path necessary for Client to receive the Services. For Clients whom OMX agree may connect using the internet, the Point of Connection will be the junction between the System and the internet. For Clients whom OMX agree may connect using a leased line, the Point of Connection will be the junction between the System and Client’s router at the end of the leased line

“Project Plan”	the plan and timetable for the provision of the Implementation Services as set out in Schedule 2

“Professional Services Agreement”	The Professional Services Agreement entered into between Instinet Europe Limited and OMX dated 14th January 2005 and the provisions from time to time of that Agreement

“Regulatory Requirements”	means all relevant regulatory requirements to which the Client is subject in connection with the Services including, but not limited to, such requirements of the Financial Services Authority and the markets or exchanges upon which the Client and/or its Affiliates conduct trades within Europe and Asia

“Representative”	the person nominated by each party in accordance with clause 18

“Services”	collectively, the Implementation Services, the Support Services and the Client Services and as the same may be modified added to or replaced during the term of this Agreement

“Site(s)”	the address(es) set out in Schedule 1 and such further or alternative addresses as may be agreed between the parties, being the locations to or in respect of which the Services are to be provided by OMX to Client

“Software”	the Front Office Software, Back Office Software and Web Trading Software and Third Party Software

“Software Documentation”	means the same as in the Professional Services Agreement

“System”	the equipment, Software and infrastructure owned by or licensed to OMX used to provide the Services

“Support Services”	the support services to be provided to Client by OMX as set out in Schedule 7

“Third Party Licence”	written terms by which a third party licenses the use of the Third Party Software to Client

“Third Party Software”	the software products identified as third party software in Part D of Schedule 6 and any other software products which are licensed by a third party and which are supplied by OMX or are used by Client in relation to the Client Services under this Agreement

“Transfer Date”	means each of the dates upon which the services provided by Fiscal and CIS as at the date of this Agreement are to transfer over to Figaro as set out in Schedule 2

“Transition Period”	means the FR Transition Period or the CISBOR Transition Period as applicable

“Transition Plan”	means the plan for transition from Fiscal to Figaro or the plan to transition from CIS to Figaro as applicable and as set out in Schedule 2

“VAT”	Value Added Tax

“Web Trading Software”	those parts of the online web trading software of the System set out in Part C in of Schedule 6 (and any modification update or addition made available by OMX)

“Work Order”	means the same as in the Professional Services Agreement

1.2	The index and headings to the clauses and Schedules of this Agreement shall not affect its construction.

1.3	Where the context so requires or admits, the masculine shall include the feminine and the neuter, and the singular shall include the plural and vice versa.

1.4	Any reference to “writing or cognate expressions” includes references to any communication effected by e- mail, facsimile or any comparable means.

1.5	Any reference in this Agreement to a clause or Schedule is a reference to a clause of or a Schedule to this Agreement and references to paragraphs are to paragraphs in the Schedule in which such paragraph appears.

1.6	The expression “person” means any individual, firm, company, incorporated association, partnership, limited liability partnership, government, state or agency of state, or joint venture.

1.7	Any reference to a statute or statutory provision shall be construed as a reference to the same as from time to time amended, consolidated, modified, extended, re-enacted, or replaced provided that in the case of amendments, consolidation, modification, extensions, re-enactments or replacements made after the date of this Agreement they shall not have effected a substantive change to that provision.

1.8	All amounts expressed in this Agreement as being payable by Client or OMX are expressed exclusive of any VAT which may be chargeable and which shall be paid in addition at the rate for the time being prescribed by law.

1.9	If there is a conflict:

1.9.1	Between the various documents forming part of this Agreement then those documents shall prevail over one another in the following order of priority:

1.9.1.1	Clause 1 to 39 (highest priority);

1.9.1.2	The Schedules;

1.9.1.3	Any other document expressly incorporated within this Agreement by virtue of a provision of this Agreement (lowest priority).

2.	DURATION

This Agreement shall commence on the date hereof and shall (subject to the other provisions of this Agreement for early termination for cause or force majeure set out in clauses 5.4.2, 20 and 23) continue for the Initial Period, and thereafter until terminated by either party giving not less than twelve months’ notice in writing to the other (any such notice to expire not earlier than the end of the Initial Period).

3.	APPOINTMENT OF OMX

3.1	OMX agrees with effect from the date of this Agreement to carry out the Implementation Services and, subject to clause 5, with effect from the Commencement Date to supply the Client Services and the Support Services in accordance with the Client Service Levels and upon the terms and conditions of this Agreement, and in consideration of the payment of the Charges by Client.

3.2	All dates and times agreed by both parties, including those in the Project Plan are agreed by the parties in good faith. OMX will use all reasonable endeavours to ensure that the Services will be undertaken in accordance with this Agreement. Time shall not be of the essence unless otherwise specified elsewhere in this Agreement or a subsequently in a Work Order.

3.3	Subject to Clause 3.5 and Clause 4.2 if OMX is prevented or delayed from performing any of its obligations under this Agreement in a material way by reason of any material act, default or omission of Client and/or its agents and/or its employees and/or its subcontractors or a material failure by Client to comply in a timely manner with its obligations and responsibilities as set out in this Agreement then:

3.3.1	OMX shall notify any additional costs, expenses, liabilities whether under the terms of this Agreement or under the Professional Services Agreement or otherwise (“Additional Costs”) to the extent that OMX has incurred or sustained such Additional Costs as a result of the material act omission or default of Client and/or its agents and/or its subcontractors and/or its employees and Client shall make payment of agreed Additional Costs to OMX within thirty (30) days of receipt of OMX’s invoice for the same; and

3.3.2	to the extent that OMX is not at fault, OMX shall not be in breach of any terms of this Agreement, which it might otherwise be in breach of but for this sub-clause and times for performance by OMX shall be extended by a reasonable period of time to the extent reasonably necessary.

3.4	Any additional services requested by the Client may be supplied by OMX under the provisions of the Professional Services Agreement or by amendment of this Agreement. As at the date of this Agreement it is acknowledged by the parties that the Professional Services Agreement and Work Orders under that Agreement has been executed between Instinet Europe Limited and OMX. The parties intend to novate the Professional Services Agreement to Instinet Global Services Limited but until such novation is formalised Instinet Global Services shall be able to claim the benefits and suffer the burdens of the Professional Services Agreement as if it were a party to that Agreement in place of Instinet Europe Limited.

3.5	Should Additional Costs be in dispute then such dispute will be resolved in accordance with Clause 33.

4.	CLIENT RESPONSIBILITIES

4.1	Subject to the rest of this Clause 4, the Client shall carry out and/or be responsible for all those matters set out in Schedule 4.

4.2	In the event that OMX considers either that the Client is in breach of any obligations or that OMX is otherwise unable to perform any obligations as a result of any other act or relevant omission of the Client (in either case other than the due and proper performance by the Client of its obligations hereunder) OMX shall only be entitled to rely on such breach, act or relevant omission as relieving it from the performance of any of its obligations:

4.2.1	if OMX shall reasonably promptly after it becomes aware of the alleged breach, act or omission came to its attention have notified the Client in writing setting out in reasonable detail such breach, act or omission; and

4.2.2	to the extent that such breach, act or omission by the Client precludes or restricts performance by OMX of its obligations hereunder in the manner contemplated hereby.

5.	IMPLEMENTATION SERVICES, ACCEPTANCE TESTING AND TRANSITION

5.1	The Implementation Services required in order to migrate Client to or set up Client with the Client Services shall be carried out by OMX in accordance with the Project Plan.

5.2	During each Transition Period OMX shall comply with the relevant Transition Plan set out in Schedule 2, time being of the essence. Each Transition Period shall end on the relevant Transfer Date if OMX:

5.2.1	has complied fully with all the relevant Acceptance Criteria set out in the relevant Transition Plan; or

5.2.2	the Client has agreed in writing that OMX has adequately demonstrated its capacity to deliver the Services in accordance with this Agreement to the Client’s reasonable satisfaction.

5.3	During the relevant Transition Period, the Client shall monitor and record OMX’s performance against the relevant Acceptance Criteria as set out in Schedule 2 and shall notify OMX if any such Acceptance Criteria have not been met in accordance with the relevant Transition Plan. OMX shall, at no additional cost, provide the Client with information and co-operation reasonably required by the Client for this purpose. On receipt of such notice OMX shall, at the earliest possible date and without prejudice to the Client’s other rights and remedies under this Agreement or otherwise, arrange all additional resources that are required to comply with the relevant Acceptance Criteria under this Agreement at no additional charge to the Client.

5.4	If in the Client’s reasonable opinion Clause 5.3 has not been complied with by OMX at the first date in the relevant Transition Plan that could be the applicable Transfer Date, then the Client shall have the right at its sole discretion but having consulted with OMX either to:

5.4.1	extend the relevant Transition Period for such period or periods as specified by the Client at its sole discretion during which period or periods OMX shall correct any faults or omissions which caused the failure to complete the relevant Transition Plan; or

5.4.2	terminate this Agreement forthwith by notice in writing to OMX

5.5	The Client shall have the right (at its sole discretion) upon the expiry of any extension of any Transition Period under Clause 5.4.1, where compliance or satisfaction has still not been given to the Client under Clause 5.2, to re-apply (at its sole discretion) any of the options set out in Clause 5.4.

5.6	Notwithstanding the provisions of this Clause 5 the Client shall not be entitled to exercise its rights to terminate this Agreement to the extent that the failure of OMX to meet the Acceptance Criteria within the relevant Transition Period is due to material, lack of cooperation by the Client or by relevant third parties not including any Affiliates of OMX.

5.7	The System (or any part thereof as in clause 5.4 below) or any New Release (as defined in Schedule 7) shall be deemed to be delivered when it has been delivered or made available to the Client in usable form in readiness for Acceptance Testing

5.8	Acceptance Testing must be performed by the Client within the period agreed in a Work Order or the Project Plan (including any New Release) or any part thereof which is reasonably capable of being subject to separate Acceptance Testing

5.9	Acceptance Testing shall take place in respect of the System (including any New Release) or any part thereof in accordance with the following procedures

5.9.1	The parties hereby agree plans for Acceptance Testing (“the Test Plans”) including details of test scripts and data as set out in Schedule 2 or as shall be agreed in a Work Order

5.9.2	The Client must prepare suitable test data to allow Acceptance Testing to take place in accordance with the Test Plan. OMX will notify the Client of OMX’s reasonable requirements in respect of the test data.

5.9.3	The test data and test scripts shall be processed in accordance with the Test Plan and the Client shall at each stage or part of Acceptance Testing express in writing to OMX full and precise details of any failures or problems with the System of which it becomes actually aware.

5.9.4	If any such failures or problems prevent the Client from continuing with Acceptance Testing, OMX shall use all reasonable endeavours to correct such failures or problems as soon as reasonably practicable in order to allow for the completion of Acceptance Testing once such failures or problems have been corrected.

5.10	The System or any part thereof which is subject to separate Acceptance Testing shall be deemed to be accepted on the first to occur of the following:

5.10.1	completion of the Acceptance Testing including correction of failures or problems notified in writing to OMX (as detailed in Clause 5.9.3 above) with such correction having been communicated to the Client; or

5.10.2	the end of the specified period for Acceptance Testing without Acceptance Testing having been carried out by Client or without Client having expressed in writing to OMX any dissatisfaction in respect of the System; or

5.10.3	where OMX is precluded or unreasonably delayed by the Client from rectifying or correcting any failures or problems with the System; or

5.10.4	Client modifying or commencing live running of the whole or any part of the System

5.11	The Client shall on satisfactory completion of Acceptance Testing of the System or any part thereof which is subject to separate Acceptance Testing notify OMX in writing as soon as reasonably practicable as to the Client’s acceptance of the System.

5.12	The Client shall if reasonably required by OMX sign a formal acceptance certificate acknowledging satisfactory completion of Acceptance Testing in respect of the System or any part thereof which is subject to separate Acceptance Testing, the wording of such certificate to be agreed.

6.	COMMENCEMENT OF CLIENT SERVICES AND SUPPORT SERVICES

6.1	Subject to Client’s acceptance of the System in accordance with Clause 5 the relevant Client Services will commence after completion of Acceptance Testing as specified in Clause 5 above on the relevant Transfer Dates and the Support Services will commence after completion of key staff training.

7.	SERVICE LEVELS

7.1	OMX shall ensure that the Services are performed by employees or sub-contractors of OMX possessing suitable skills and experience.

7.2	OMX shall provide the Client Services and the Support Services to Client in accordance with the Client Service Levels and in accordance with Best Industry Practice. Save as otherwise agreed in writing by the parties whether in this Agreement or otherwise, all other specifications, descriptive material, written or oral representations and all warranties and conditions relating to the Services whether express or implied by law, shall to the extent permitted by law, be excluded

7.3	OMX shall supply the Client with the Services to the Sites

7.4	Subject to the limitations set out in Clause 17.4, if the Services are not provided in accordance with this Agreement, then to the extent that such failure is caused by the Default of OMX, OMX shall be liable to the Client for the Client’s Direct Loss. For the purposes of this Clause 7.4 Direct Loss shall mean the reasonable costs of obtaining such services as are reasonably necessary so as to allow the Client and its Affiliates to conduct its business and the direct costs of delayed settlement (in each case arising as a direct result of OMX’s Default) and such costs shall include, but not be limited to, the fines, fees and penalties imposed on Client or on an Affiliate of Client by third parties, to the extent permitted by law.

8.	SOFTWARE

8.1	In consideration of the charges set out in Schedule 3 Part B OMX grants to the Client a personal, non-exclusive and non-transferable licence to use and access the System only in connection with the provision of the Client Services by OMX to Client subject to the restrictions on the Client set out in this Agreement and in so far as such use is necessary or incidental to the Client receiving the full benefit of the Services.

8.1.1	The Client may grant permission in writing to its Affiliates to use and access the System through the Client’s infrastructure on the above basis only. The Client will give notice in writing to OMX as soon as reasonable practicable of any Affiliates (other than those set out in Schedule 1) to which it grants such permission.

8.1.2	The Client will be responsible for all connectivity issues in respect of Sites other than the Primary Site (as defined in Schedule 1).

8.1.3	Any material changes to the business profile of the Client or its requirements, usage by it (or its Affiliates) or volumes of trades (other than as currently envisaged in relation to the Services in Schedule 3 Part B) shall result in a review of the Charges, to dealt with under the Change Control Procedures

8.2	In relation to any Third Party Software where Third Party Software is accompanied by Third Party Licence Terms, it is licensed to Client by the third party on the terms of the Third Party Licence Terms and with any licence restrictions. In all other cases it is licensed to Client as per Clause 8.1.

8.3	In addition to any tasks or obligations expressly set out in the Schedules Client will:-

8.3.1	promptly notify OMX of any material use of the System in excess of any licence restrictions set out in this Clause 8.3 or Schedule 6.

8.3.2	use the System only in connection with the provision of the Client Services by OMX.

8.3.3	permit use of the System only by Client’s employees or contractors (or those of its Affiliates) who have been properly trained in the use of the Software.

8.3.4	not adapt, alter, amend, modify, reverse engineer, decompile, disassemble or decode the Software or translate the Software into another language or write or devise any program from the Software except as expressly permitted by law.

8.3.5	not transfer, sell, lease charge or otherwise deal in or encumber the Software

8.3.6	take reasonable steps to protect the confidential information and Intellectual Property Rights of OMX and/or third parties.

8.3.7	The System may only be used for its own or its Affiliates’ business purposes for processing its own data and data belonging to its clients and those of its Affiliates but for no other purpose whatsoever. Use of the Software other than this shall only be permitted with OMX prior written consent and which may be also conditional upon applicable upgrade or other additional fees. Any required changes to the manner of use specified above shall be notified as soon as reasonably possible by the Client to OMX in writing

8.3.8	Except for access reasonably required by Clients auditors and regulators and use by its Affiliates as above, the Client shall not permit any third party to use the System nor use the System on behalf of or for the benefit of any third party in any way whatsoever, including any consulting, service-bureau, time sharing, rental or service of any other kind

8.3.9	The Client shall effect and maintain reasonable security measures to safeguard the System for access to or use by unauthorised persons and shall notify OMX as soon as reasonably practicable on becoming aware of any material unauthorised use of or access to the System

8.3.10	The Client shall permit OMX or subject to the Client’s reasonable business security requirements its authorised representative to inspect and have reasonable access to any premises and equipment where the System is used to ensure that the Client is complying with its obligations under this Agreement upon at least 7 days notice. Such access to equipment, may be where OMX requires, by remote means

8.3.11	The Client shall not nor shall it permit its Affiliates to misuse the System or allow the unauthorised use of the System by any third party.

8.4	OMX may modify the System and/or the functionality of the System or issue a new version or release as and when it considers necessary free of charge provided that:

8.4.1	the Client Services are not adversely affected; and

8.4.2	there is no disruption to Client’s business; and

8.4.3	OMX will use all reasonable endeavours to give prior notice to the Client of any such changes wherever possible; and

8.4.4	OMX acts in good faith.

In the event that OMX changes the System, Client will have the opportunity as described in Clause 5 to test the changes to the System and if Client reasonably considers that the changes are in breach of clauses 8.4.1 or 8.4.2 or 8.4.4 then Client shall notify OMX in writing of the fault or problem in question within 14 days after such discovery or the changes to the System shall be deemed to be accepted by Client

OMX shall if Client’s view is accepted (non-acceptance not to be unreasonable) as soon as reasonably practicable correct the fault(s) or change the Software to comply with Clauses 8.4.1 and/or 8.4.2. The provisions of clause 11 shall not apply if OMX wishes to modify the System

9.	CHARGES

9.1	Client shall pay to OMX and any third parties specified in Schedule 3 the Charges (together with any applicable VAT) for the Client Services calculated at the rates set out in Schedule 3 to the extent that such Charges are not already covered by the Implementation Services under or pursuant to the Professional Services Agreement

9.2	OMX shall send to Client each month an invoice in respect of the total monthly charges. Client shall pay such invoice within thirty (30) days of receipt thereof unless and to the extent that such charges are the subject of a bone fide dispute.

9.3	OMX shall have the right during any dual currency phase in respect of Economic Monetary Union (as defined in clause 36) to require the payment of reasonable extra charges by Client for the costs associated with the dual currency phase

9.4	OMX shall be entitled to charge Client interest in respect of the late payment of any sums due under this Agreement, except in relation to any sums which are subject to a bona fide dispute, at the rate of three percent (3%) per annum above the base rate from time to time of Bank of Scotland Plc from the due date therefore until payment and to suspend performance of the Services during any period when Client fails to pay the Charges when due without incurring any liability to Client. For the avoidance of doubt during any such period of suspension Client will continue to be liable to pay all Charges due and payable in respect of the Services already provided by OMX.

9.5	Subject to prior agreement by the Client’s Representative Client shall in addition pay OMX for reasonable expenses, which OMX reasonably incurs in connection with the provision of the Services. These include but shall not be limited to all reasonable travelling and subsistence expenses.

10.	TRANSFERRING STAFF

10.1	References in this Agreement to “the Regulations” mean the Transfer of Undertakings (Protection of Employment) Regulations 1981

10.2	The parties do not envisage the Regulations applying as a result of entering into this Agreement and therefore it is believed that (and for the avoidance of doubt, without any warranty being given by either party) no employees or agents or contractors of Client or any of its Affiliates’ or supplier’s will transfer to OMX or any of its Affiliates or suppliers under the Regulations or under this Agreement or vice versa on termination of this Agreement.

10.3	If it is subsequently determined by a Court or other Tribunal of competent jurisdiction that the Regulations do apply to the transaction which is the subject of this Agreement and if any of Client’s or any of its Affiliates’ or supplier’s employees, agents or contractors are transferred to OMX pursuant to the Regulations (“the Transferred Employees”) :-

10.3.1	Client shall indemnify and hold harmless OMX from and against all losses, costs, awards, liabilities and expenses (including reasonable legal fees) and demands arising out of or in connection with or as a result of any claim or demand by any Transferred Employee whether in contract or in tort or under statute (including the Treaty of Rome and any Directives made under the authority of that Treaty) for any remedy including without limitation, for unauthorised deductions from wages pursuant to the Employment Rights Act 1996 or for statutory redundancy, redundancy, unfair dismissal and/or wrongful dismissal, equal pay, sex, disability or race discrimination or otherwise arising from any act, faults or omissions of Client up to the transfer of any Transferred Employee .

10.3.2	OMX shall indemnify and hold harmless Client from and against all losses, costs, awards, liability and expenses (including reasonable legal fees) and demands arising out of or in connection with or as a result of any claim or demand by any Transferred Employee whether in contract or in tort or under statute (including the Treaty of Rome and any Directive made under the authority of that Treaty) for any remedy, order or declaration including without limitation:

10.3.2.1	any claim or allegation by a Transferred Employee in respect of any fact or matter where that claim or allegation concerns or arises from (or is alleged to concern or arise from) employment with OMX on or after the transfer of any Transferred Employee;

10.3.2.2	any change or allegation of change to the working conditions or terms of employment of any Transferred Employee or any of them occurring on or after the transfer of any Transferred Employee;

10.3.2.3	any claim or allegation by any Transferred Employee arising from the resignation of such Transferred Employee by reason of or related to changes to his working conditions or changes to his contract of employment which will occur or is anticipated will occur at the hands of OMX on or after the transfer of any Transferred Employee;

10.3.2.4	any claim or allegation arising from or connected with the failure by OMX to comply with its obligations under Regulation 10(3) of the Regulations; and

10.3.2.5	any claim or allegation arising from any act, fault or omission of OMX on or after the transfer of any Transferred Employee.

10.3.3	OMX shall not, in relation to any staff employed by it or any Affiliate of OMX or their subcontractor of OMX or any third party in relation to the provision of the Services (“Staff”), during the period of six months prior to any assignment, novation, expiry or termination of this Agreement in whole or in part (“the Assignment”):

10.3.3.1	alter (whether to take effect before, on or after the Assignment) the terms of employment of any Staff (without the prior written consent of Client);

10.3.3.2	transfer or otherwise re-deploy or re-assign Staff such that they are no longer assigned to the Services (or any part of the Services) that is subject to the Assignment without the prior written consent of Client);

10.3.3.3	induce Staff to resign or object to the Assignment or any transfer under the Regulations;

10.3.3.4	dismiss or give notice of dismissal to Staff without the prior written consent of Client (which shall not be withheld or delayed if Staff is guilty of gross misconduct); and

10.3.3.5	employ, transfer or otherwise re-deploy any person in connection with the Services (or any part of the Services) such that he would become Staff.

10.3.4	In the event of any claim or allegation made against one of the parties arising out of or in connection with this Clause 10.3 the other party shall give such assistance or information relevant to such claim or allegation as may reasonably be requested. Such assistance and/or information shall be given promptly.

11.	CHANGES TO THE SERVICES

11.1	At any time during the continuance of this Agreement Client may request and OMX may recommend variations or additions to any part or parts of the Services and/or this Agreement and any such changes shall be effected through the Change Control Procedures.

11.2	OMX shall notify Client in writing, within 15 working days (or such longer period as may be agreed) of receipt of a written variation or addition request or the making of a written variation or addition recommendation, of any time required to investigate the effect upon this Agreement of implementing such variation.

12.	ACCESS TO SITE(S)

12.1	Client shall grant OMX reasonable access to use its premises for the purposes of the provision of the Services to the extent reasonably necessary. Client shall free of charge give access to OMX or sub-contractors to all equipment, hardware and software reasonably required by OMX in order to provide the Services.

12.2

OMX shall be entitled to change the location of any premises from which it provides the Services or reduce or increase the number of such premises, provided that it gives thirty (30) calendar days prior notice to Client, and provided further that the financial implications (if any) of any such change do not affect the Charges or expenses associated with the provision of the Services or are agreed by Client in advance.

12.3	Both parties will comply with the other’s reasonable security policies in force from time to time notified to the other in writing from time to time and will establish and maintain such other security measures and procedures as are reasonably practicable to provide for the safe custody of the other’s Information (as that term is defined in clause 22 of this Agreement) and data in its possession and to prevent unauthorised access thereto or use thereof.

12.4	When either party (or its employees, sub-contractors or agents) is allowed access to the other’s premises that party, and its employees, sub-contractors and agents, shall obey at all times the reasonable directions of any authorised representative of the other party, and the requirements of all applicable rules and regulations, to the extent that the same have been made known in advance to the party (or its employees, sub-contractors or agents) in question.

12.5	Both parties shall be responsible for observance by themselves, their staff and their subcontractors, of all applicable health and safety precautions necessary for the protection of such persons and others visiting the Sites or their property, including all precautions required to be taken under any legislation.

12.6	OMX, its agents and sub-contractors can and will only access OMX Software for the purposes of performing its obligations under this Agreement. Any access to data outside the scope of this Agreement by OMX shall only take place with the consent of Client and any relevant third party

13.	CLIENT WARRANTIES

13.1	Client warrants that:

13.1.1	In relation to any Third Party Software licensed by Client and procured by Client which OMX needs to access or interface with in order to perform the Services the licence of the Third Party Software is wide enough to include the access or interfacing by OMX or that Client has obtained all necessary consents from the third party to enable OMX to access or interface with the Third Party Software and Client hereby indemnifies, and shall continue to indemnify and hold OMX harmless from and against all actions, claims and demands (and all costs and expenses in connection therewith) suffered or incurred by OMX in respect of any claims by third parties that OMX does not have the right to use, access or interface with the Third Party Software provided always that OMX has notified Client of the scope of the licence required prior to procurement by Client and has used the Third Party Software in accordance with such licence;

13.1.2	Client has the necessary power, authority and consents required to enable it to enter into this Agreement and to perform its obligations hereunder and such agreement constitutes legal, valid and binding obligations of Client;

13.1.3	All necessary authorisations (including, without limitation, any regulatory or governmental consents or approvals) to enable or entitle Client to enter into and perform its obligations hereunder and to carry on its business have been obtained and are in full force and effect and will remain in such force and effect at all times during the term hereof;

13.1.4	All information supplied by Client to OMX (including, without limitation, information relating to any customer or any customer account) will be supplied in good faith;

13.1.5	Client will not do anything or omit to do anything, which would cause OMX to breach any provision of the FSMA or any other applicable legal or statutory requirements;

13.1.6	The Client will procure that its Affiliates are aware of and will at all times fully comply with the Client’s obligations herein and the other terms of this Agreement except in respect of payment obligations

14.	OMX WARRANTIES

14.1	OMX warrants to Client that:

14.1.1	OMX will provide the Services exercising such skill and care as is specified in clause 7 and in accordance with the terms of this Agreement;

14.1.2	OMX has full right, power and authority to provide the Services to Client in accordance with the terms of this Agreement;

14.1.3	OMX is lawfully entitled to grant the permissions, licences and sub-licences set out in clause 8;

14.1.4	the provision of the Services and the System under this Agreement will be materially in accordance with the Business Requirements;

14.1.5	OMX shall, prior to the Commencement Date, inform Client of the arrangements that it has established for disaster recovery, continuity and contingency planning and continue to comply with these arrangements throughout the course of this Agreement to secure the continued performance and operational resilience of the Services by means of back-up and recovery facilities and services;

14.1.6	OMX will be from the Commencement Date and, for the duration of this Agreement will remain, authorised under the FSMA and will at all times comply with the FSMA and the scope of its FSA permission;

14.1.7	OMX will not do anything or omit to do anything, which would cause Client to breach any provision of the FSMA or any other applicable legal or statutory requirements;

Except for the express warranties that are given in this clause 14, OMX gives no other warranties or representations with regard to the Services or the System. Any other warranties or conditions,

express or implied, statutory or otherwise are excluded from this Agreement to the extent permitted by law. Without limiting the foregoing OMX does not warrant that the System or Services will be entirely error free or will run uninterrupted

15.	DATA PROTECTION ACT 1998

15.1	OMX will not be responsible or liable for the results of inaccurate Data except to the extent caused by OMX negligence or breach of this Agreement.

15.2	The Client Data shall remain Client’s exclusive property

15.3	Client will comply with the Data Protection 1998 (“the Act”) and any future legislation enacted in replacement of the Act.

15.4	OMX, acting as Data Processor (as defined in the Act), will comply with the Act and any future legislation enacted in replacement of the Act:

16.	REGULATORY AND AUDIT RESPONSIBILITIES

16.1	OMX acknowledges that it has been made aware that Client has certain regulatory compliance responsibilities in connection with the outsourcing of any services that, having regard to the nature and scope of the services provided, are or may be considered by the FSA under policy guidelines provided by the FSA from time to time to amount to a material outsourcing of services (the “FSA Outsourcing Policy”). These would include responsibilities of Client in respect of the supervision and discharge of any outsourced functions; the conducting of an impact assessment of the outsourcing on its systems and controls; the assessment of the suitability of any outsourcing service provider; and ensuring the adequate supervision and monitoring of outsourced services and addressing any areas of concern.

16.2	In light of Clause 16.1 above, the parties have reviewed the Client Services to be provided to Client by OMX and agree that such Services involve a material outsourcing of services by Client pursuant to the FSA Outsourcing Policy. OMX, therefore, agrees that it will:

16.2.1	co-operate in good faith with any requests made by Client, its auditors (internal and external) and any applicable regulatory bodies;

16.2.2	deal in an open and co-operative way with the applicable regulatory body and persons appointed by the applicable regulatory body in relation to the discharge of the applicable regulatory body’s functions in relation to Client or OMX. OMX’s obligations of co-operation with, and affording access to, the applicable regulatory body shall be subject to the same standards relating to the extent of co-operation and access that would apply to Client in respect of the applicable regulatory body had the Client Services not been outsourced to OMX under this Agreement;

16.2.3

allow Client rights of access (which shall include whatever rights of access are required in order to meet the requirements of the applicable regulatory body) by itself, its auditors (internal and external) or through agents to OMX’s personnel, records, systems and data in so far as they relate to the Client Services or compliance with the terms of this Agreement during business hours with reasonable notice (save where otherwise required by the applicable regulatory body) in order to satisfy itself that OMX and its employees, agents and sub-contractors have the necessary ability, resources and commitment to ensure their compliance with this Agreement in providing the Client Services and are acting in accordance with it;

16.2.4	provide Client with all such reports and other information as Client may request in order to comply with its own obligations under the FSMA;

16.2.5	bring to Client’s attention as soon as reasonably possible any developments that will or may have an adverse impact on OMX’s ability to meet its obligations under this Agreement.

16.3	Client shall pay any reasonable costs for action necessarily taken by OMX under Clause 16.2

16.4	OMX shall comply with, and shall use its reasonable endeavours to ensure that all of its employees involved in any way with the performance of its obligations under this Agreement comply with, all relevant applicable laws and regulations, including, but not limited to, those in relation to insider dealing and misuse of confidential, restricted or price-sensitive information as are in force from time to time in any country in which OMX is delivering the Services on behalf of the Client.

16.5	OMX acknowledges the existence and importance of the national and international regulatory approvals, processes, and other procedures with which all of the Client’s products and processes must comply.

16.6	OMX will, at all times, comply with and will ensure that the Services and its employees and Sub-contractors comply with the Regulatory Requirements.

17.	LIMITATION OF LIABILITY

17.1	The following provisions set out the parties entire liability (including any liability for the acts and omissions of their respective employees, agents or sub-contractors) to each other in respect of:

17.1.1	any breach of their respective contractual obligations under this Agreement; and

17.1.2	any representation, statement or tortious act or omission, including negligence, arising under or in connection with this Agreement.

17.2	Any act or omission on the part of either party or its employees, agents or sub-contractors, falling within clause 17.1 above shall, for the purposes of this clause 17 be known as an “Event of Default”. OMX shall not be deemed to have breached its obligations under this Agreement to the extent that any act or omission on its part is due to any delay or failure by Client to give instructions, authority or information where the same has been properly sought or to the extent that the act or omission on OMX part arises due to an act or omission on the part of Client.

17.3	OMX will accept unlimited liability for:

17.3.1	death or personal injury caused by the negligence of OMX; and

17.3.2	any breach of its obligations implied by Section 12 of the Sale of Goods Act 1979 or Section 2 of the Supply of Goods and Services Act 1982; and

17.3.3	fraud committed by OMX, any of its employees, sub-contractors or agents.

17.4	Except in the case of any liability on the part of OMX referred to in clause 17.3 and clause 19.2 OMX aggregate liability for all Events of Default in each year of this Agreement (the first year commencing with the Effective Date and each subsequent year) shall not exceed the total Direct Charges (excluding VAT) and Indirect Charges paid by Client to OMX under this Agreement during the 12 month period immediately preceding the date the claim is received by OMX or One million pounds (£1 million) (whichever is the greater).

17.5	Subject to clause 17.3 and except as may otherwise be provided by Clause 7.4 above, OMX shall not be liable for loss of profits, loss of business, loss of savings, loss of goodwill, claims by third parties (except those for which OMX has provided an express indemnity in clause 19.2 of this Agreement) loss of anticipated savings (whether direct or indirect) or for any type of special, direct, indirect or consequential loss howsoever caused, even if caused by OMX negligence and/or breach of contract and even if such loss was reasonably foreseeable or OMX had been advised of the possibility of Client incurring the same.

17.6	The parties each confirm that the exclusions and limitations of liability of OMX set out in this clause 17 are fair and reasonable having regard to the nature of the Services provided by OMX in this Agreement.

18.	SUPERVISION OF THE SERVICES

18.1	OMX and Client shall each nominate a Representative who shall be authorised to make decisions relating to the Services and who shall be responsible for:

18.1.1	organising all respective meetings and respective actions provided for in this Agreement; and

18.1.2	providing and/or allowing access to all information and documentation to which OMX or Client (as the case may be) and/or their agents sub-contractors or professional advisors are entitled to pursuant to this Agreement (subject to the provisions in respect of confidentiality set out in clause 22 below).

18.2	Each party shall inform the other of any change in the identity of its Representative during the course of this Agreement.

19.	INTELLECTUAL PROPERTY RIGHTS AND CLIENT DATA

19.1

The Software, the System and all OMX’s Intellectual Property Rights that exist within the aforementioned items (together referred to in this clause 19 as ‘the Materials’) are and shall remain the exclusive property of OMX and third party Intellectual Property Rights in such

Materials shall remain the exclusive property of such third parties (unless otherwise agreed with such third parties) Client’s Intellectual Property Rights in any information or materials which are used or accessed by OMX in any way shall remain the exclusive property of Client. Nothing in this Agreement shall pass to Client any rights of title or ownership in the Materials themselves.

19.2	Notwithstanding any other provision of this Agreement OMX hereby agrees to indemnify, defend and hold the Client harmless from and against any costs, claims, demands, damages and expenses arising out of or in connection with any actual or alleged infringement of any third party Intellectual Property Rights within the United Kingdom or other European country which is a contracting party to the Berne Convention, and where such actual or alleged infringement arises from the supply or licensing of intellectual property by OMX to the Client under or in connection with this Agreement, (an “Intellectual Property Infringement”) provided that (i) OMX is allowed conduct of the defence of the claim as far as reasonably practicable at OMX’s cost, (ii) the Client makes no prejudicial admission or statement, (iii) the Client gives OMX all reasonable assistance with such claim at OMX’s cost and (iv) the claim is not caused by a any breach of Client’s obligations under this Agreement.

19.3	OMX acknowledges that the Client Data and all rights of whatever nature in and/or in relation to it shall at all times be and remain the sole property of the Client and the Client hereby reserves all Intellectual Property Rights which may subsist in the Client Data.

19.4	OMX and the Client shall each take reasonable precautions (having regard to the nature of their respective obligations under this Agreement) to preserve the integrity of the Client Data and to prevent any loss, corruption or degradation of the Client Data . This shall include, but not be limited to, taking all reasonable steps, commensurate with the latest industry standards from time to time, to prevent hacking, viruses and industrial espionage from affecting the Client Data in any way. If (a) a virus is found to have been introduced into such systems or (b) Client’s receipt of the Services is otherwise affected by any routine designed to disable, lock or erase a computer program automatically with the passage of time or under the positive control of a person other than a licensee of the software (each of (a) and (b) a “Virus Event”), then OMX shall use commercially reasonable efforts to assist the Client in mitigating the effects thereof, in the case of an introduction by OMX or a Sub-contractor of OMX at OMX’s cost but otherwise at the Client’s cost. OMX shall be responsible for any infection of any Client Data caused by OMX Personnel.

19.5	In connection with the supply of the Services OMX and its Sub-contractors shall at the request of the Client in the event of any loss, corruption or degradation of the Client Data and without prejudice to any other remedies that may be available to it either under this Agreement or otherwise, restore or procure the restoration of the Client Data to its former state immediately prior to the event giving rise to the loss, corruption or degradation. OMX shall bear the costs of restoration of the Client Data under this Clause to the extent that the Client Data loss is caused by OMX and/or its Sub-contractors.

19.6

Upon an Intellectual Property Infringement and without prejudice to Client’s remedies in respect of any breach of this Agreement OMX may at its own expense and option (i) procure the right for Client to continue using the relevant Materials; (ii) modify them so that they become non-infringing; or (iii) replace them with suitable and comparable non-infringing substitutes.

20.	TERMINATION

20.1	This Agreement may be terminated by notice in accordance with clause 2 and may be terminated earlier:

20.1.1	forthwith by either party if the other:

20.1.1.1	is in material breach of any of the terms of this Agreement and, where the breach is capable of remedy, the other party fails to remedy such breach within thirty days’ service of a written notice from the party not in breach, specifying the breach and requiring it to be remedied or if the breach is not capable of remedy;

20.1.1.2	being a company, summons a meeting of its creditors, makes a proposal for a voluntary arrangement, becomes subject to any voluntary arrangement, is unable to pay its debts within the meaning of section 123 Insolvency Act 1986, has a receiver, manager, administrator or administrative receiver appointed over any of its assets, undertakings or income, has passed a resolution for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation, is subject to a petition presented to any Court for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation, is subject to a petition presented to any Court for its administration, has a provisional liquidator appointed, has a proposal made for a scheme of arrangement under section 425 Companies Act 1985 or is the subject of a notice to strike off the register at Companies House or is subject to an administration order;

20.1.1.3	being an individual, partnership or firm has entered into any composition or arrangement with its creditors, has a bankruptcy order made against it, has been made subject to an application for an interim order under section 253 Insolvency Act 1986 or an order under section 273 Insolvency Act 1986, has a petition presented for an Administration Order under Part III Insolvent Partnerships Order 1994 (“the Order”), has a petition presented for winding up as an unregistered company under Parts IV or V of the Order, has an interim receiver of its property appointed under section 286 Insolvency Act 1986, is unable to pay its debts within the meaning of sections 267 and 268 Insolvency Act 1986, has a receiver or manager appointed over any of its assets, has a receiver appointed under the Mental Health Act 1983, dies or by reason of any illness (including mental disorder or infirmity), accident or injury or any other cause whatsoever becomes unable for a consecutive period of six months or for an aggregate period of 6 (Six) months in any one consecutive period of 6 (Six) months to comply with its obligations under this Agreement;

20.1.1.4	has any distraint, execution or other process levied or enforced on any of its property;

20.1.1.5	ceases, or appears in the reasonable opinion of the party wishing to terminate likely or is threatening to cease to conduct business;

20.1.1.6	forthwith by either party if it is required to do so by law or by regulatory requirement of the FSA.

20.1.2	on 12 months’ notice by OMX if the business of the Client is sold or otherwise acquired by or becomes subject to the Control of a competitor of OMX. In this context “competitor” shall mean any legal entity which provides or intends to provide clearing, settlement, custody, back office or associated business processing or systems outsourcing services;

20.1.3	by OMX where any invoice rendered to the Client remains wholly or materially unpaid for more than 60 days after the same became due unless there is a bona fide dispute in respect of the same and provided that OMX has given Client reasonable notice in respect of the Client’s non-payment

20.2	For the purposes of clause 20.1.1.1 a breach shall be considered capable of remedy if the party in breach can comply with the provisions in question in all respects other than as to the time of performance provided that time of performance is not of the essence but also provided that performance occurs within a reasonable time.

20.3	The rights to terminate this Agreement given by this clause shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

21.	EFFECT OF TERMINATION

21.1	Any termination of this Agreement for any reason shall not affect any accrued rights or liabilities of either party, nor the coming into force, or the continuance in force, of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination, including without limitation clauses 17,19, 20, 21, and 22.

21.2	Upon the expiry of notice of termination of this Agreement for whatever reason or upon the termination taking effect if notice is not required:

21.2.1	Client’s licence to use and access the Software as per clause 8.1 shall immediately cease (subject to clause 21.3)

21.2.2	OMX will immediately cease to provide the Services (subject to clause 21.3.).

21.2.3

OMX shall render reasonable assistance to the Client, if requested, to the extent necessary to effect an orderly hand-over of the Services to the Client or a replacement supplier such that the Services can be carried on with the minimum of interruption and inconvenience to the Client and the Client shall reimburse OMX for such assistance at reasonable cost ; and

21.2.4	OMX shall return to the Client or, at the Client’s discretion, a replacement supplier all Confidential Information and other Client Data belonging to the Client and the Client shall reimburse OMX for such assistance at reasonable cost

21.3	With effect from the date of termination of this Agreement (the “Termination Date”), and until such time as the plan for the handover of the Services pursuant to clause 21.2.3 above has been fully implemented, OMX may in its absolute discretion agree with Client to continue the provision of the Services to Client in accordance with the terms and conditions of this Agreement, except that it shall be entitled to be paid for such Services and all other actions reasonably necessary to implement this Clause 21 at its then prevailing charges which shall be reasonable. Such charges shall be payable by Client within thirty (30) days of Client receiving an invoice therefor containing a break-down of agreed charges;

21.3.1	OMX will, at Client’s request and reasonable cost, supply a copy of the Client Data to Client as soon as reasonably possible;

21.3.2	immediately following the Termination Date both parties shall promptly deliver up to the other all property supplied by the other and all materials incorporating any Information (as defined in clause 22.1 below) of the other, and will destroy any Information contained in any materials prepared by OMX except for Client Data and except as may be required for legal, regulatory or audit reasons. Within 14 days after the Termination Date both parties shall certify in writing to the other that they have fully complied with their obligations under this clause 21.3.2.

21.3.3	except in the case of termination by the Client under Clause 5.4 or Clause 20 all outstanding Charges already incurred shall become immediately due and payable by Client to OMX;

21.4	Subject as otherwise provided in this Agreement, or subject to any rights or obligations, which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.

21.5	Without prejudice to the foregoing, the specific details of the post termination obligations of the parties shall be dealt with in accordance with Schedule 9.

22.	CONFIDENTIALITY

22.1	Each party undertakes to:

22.1.1

keep confidential all information (written or oral) concerning the business and affairs of the other that it shall have obtained or received as a result of the discussions leading up to or the entering into or performance of this Agreement (“the Information”). The term “Information” extends to all knowledge and information relating to the trade, business, activities, operations, organisations, finances, processes, drawings, specifications, methods, designs, formulae, software and technology of and concerning the other party and any of its brokers, clients or suppliers;

22.1.2	not without the other party’s written consent to disclose the Information in whole or in part to any other person, save those of its employees, agents and sub-contractors involved in the provision or receipt of the Services and who have a need to know the same; and

22.1.3	use the Information solely in connection with the provision or receipt of the Services and not for its own benefit or the benefit of any third party.

22.2	The provisions of clause 22.1 above shall not apply to the whole or any part of the Information to the extent that it is:

22.2.1	already in the other party’s possession on the date of its disclosure without breach of any obligation of confidentiality; or

22.2.2	in the public domain other than as a result of a breach of this clause;

22.2.3	independently developed by the other party without reference to or use of the Information;

22.2.4	required to be disclosed by law or regulation to which a party or one or more of its Affiliates is subject.

22.3	Neither party shall without the prior written consent of the other divulge any part of the Information to any person except:

22.3.1	the party’s own employees and contractors and then only to those employees and contractors who need to know the same;

22.3.2	the party’s auditors, HM Inspector of Taxes, HM Customs and Excise, the FSA and any other persons or bodies having a right, duty or obligation to know the business of the party and then only in pursuance of such right, duty or obligation.

22.4	For the purposes of OMX undertaking under clause 22.1 above, the Information shall be deemed to include all Client Data of Client.

22.5	Each party undertakes to make all its relevant employees, agents and sub-contractors aware of the confidentiality of the Information and the provisions of this clause 22, and, without limitation to the foregoing, to take all such steps as shall from time to time be necessary to ensure compliance by its employees, agents and sub-contractors with the provisions of this clause 22.

22.6	Each party (the “Receiving Party”) shall promptly notify the other party (the “Disclosing Party”) if it becomes aware of any breach of confidence by any person to whom the Receiving Party divulges all or any part of the Information and shall give the Disclosing Party all reasonable assistance in connection with any proceedings which the Disclosing Party may institute against such person for breach of confidence.

22.7	OMX will maintain the confidentiality of the Client, its Affiliates and their clients or customers.

22.8	OMX will establish and maintain such security measures and procedures as are reasonably practicable to provide for the safe custody of the Client’s Information and data in its possession and to prevent unauthorised access thereto or use thereof.

The foregoing obligations as to confidentiality shall remain in full force and effect notwithstanding any termination of this Agreement.

22.9	without prejudice to the generality of the foregoing no Sub-contractor nor any person engaged by any Sub-contractor whether as a servant or a consultant or otherwise nor OMX shall use Information belonging to the Client for the solicitation of business from the Client or any Affiliate of the Client by OMX or by such servant or consultant or by any third party.

22.10	For the purpose of OMX’s undertaking under Clauses 22.1 and Clause 22.3 above, the Information shall be deemed to include all Client Data.

23.	FORCE MAJEURE

23.1	Neither party shall be deemed to be in breach of this Agreement or otherwise liable to the other party in any manner whatsoever for any failure or delay in performing its obligations under this Agreement due to Force Majeure.

23.2	If a party’s performance of its obligations under this Agreement is affected by Force Majeure, then:

23.2.1	it shall give written notice to the other party, specifying the nature and extent of the Force Majeure, within such reasonable period on becoming aware of the Force Majeure and will at all times use all reasonable endeavours to mitigate the severity of the Force Majeure;

23.2.2	subject to the provisions of clause 23.3, the date for performance of such obligation shall be deemed suspended but only for a period equal to the delay caused by such event;

23.2.3	it shall not be entitled to payment from the other party in respect of extra costs and expenses incurred by virtue of the Force Majeure event.

23.3	If the Force Majeure in question prevails for a continuous period in excess of 30 days after the date on which the Force Majeure begins, either party is then entitled to give notice in writing to the other party to terminate this Agreement. This notice to terminate must specify the termination date, which must not be less than 28 days after the date on which the notice to terminate is given. Once a notice to terminate has been validly given, this Agreement will terminate on the termination date set out in the notice.

24.	WAIVER

24.1	Any failure or delay by either party in exercising any right, power or remedy under this Agreement shall not in any circumstances impair such right, power or remedy nor operate as a waiver of it. The single or partial exercise by either party of any other right, power or remedy under this Agreement shall not in any circumstances preclude any other or further exercise of it, or the exercise of any other right, power or remedy.

24.2	Save as otherwise expressly provided in this Agreement the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

24.3	Any waiver of a breach of, or default under, any of the terms of this Agreement shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

25.	NOTICES

Any demand, notice or communication may be given by hand or sent by first class pre-paid post, or facsimile transmission (but not by e-mail) and shall be deemed to have been duly served:

25.1	if delivered by hand, when left at the proper address for service;

25.2	if given or made by prepaid first class post, 48 hours after being posted (excluding Saturdays, Sundays and public holidays);

25.3	if given or made by facsimile transmission, at the time of transmission, provided that a confirming copy is sent by first class pre-paid post or by hand to the other party within 72 hours after transmission.

Provided that, where in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs either after 4.00 p.m. on a Business Day, or on a day other than a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day (such times being local time at the address of the recipient).

Any demand, notice or communication shall be made in writing or by facsimile addressed to the recipient at its registered office or its address stated in this Agreement (or such other address, or facsimile number as may be notified in writing from time to time) and shall be marked for the attention of the Chief Executive in the case of OMX and the Chief Legal Officer in the case of the Client.

26.	PUBLICITY

No announcement or information concerning this Agreement, or any ancillary matter, shall be made or released or authorised to be made or released in any advertising, publicity, promotional or other marketing activities by either of the parties (but excluding any disclosure required by legal, accounting or regulatory requirements) without the prior written consent of the other.

27.	INVALIDITY AND SEVERABILITY

If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part:

27.1	this shall not affect or impair the legality, validity or enforceability of any other provision of this Agreement.

27.2	the parties shall in good faith amend and, if necessary, novate this Agreement to reflect as nearly as possible the spirit and intention behind that illegal, invalid or unenforceable provision, to the extent that such spirit and intention is consistent with the laws of England, and so that the amended clause complies with the laws of England.

28.	ENTIRE AGREEMENT

This Agreement and the Professional Services Agreement contains all the terms which the parties have agreed in relation to the transactions provided for by this Agreement and neither of the parties have been induced to enter into this Agreement by a statement or promise which it does not contain. This shall not exclude any liability, which a party would otherwise have to the other party in respect of any statement made fraudulently by that party prior to the date of this Agreement.

29.	SUCCESSORS

This Agreement shall be binding upon and enure for the benefit of the successors in title of the parties.

30.	ASSIGNMENT

This Agreement is personal to the parties, and neither of them may, without the written consent of the other, assign, mortgage, charge (otherwise than by floating charge) or dispose of any of its rights hereunder, or otherwise delegate any of its obligations under this Agreement without the consent of the other party, such consent not to be unreasonably withheld or delayed.

31.	NO PARTNERSHIP OR JOINT VENTURE

Nothing in this Agreement shall create, or be deemed to create, a partnership or joint venture between the parties.

32.	SUBCONTRACTING

Subject to the agreement of the Client, which shall not be required in the case of sub-contracting to JHC PLC, such agreement not to be unreasonably withheld or delayed, OMX will be free to sub-contract or appoint agents in relation to any or all of its rights and obligations under this Agreement but OMX will remain contractually responsible for any obligations, which are sub-contracted.

33.	DISPUTES

33.1	If a dispute arises out of or in connection with this Agreement (a “Dispute”) it shall be determined in accordance with the procedure set out in this clause 33.

33.1.1	The Dispute may be referred by either party in writing for final settlement to OMX Representative and Client’s Representative who will use reasonable endeavours to resolve the Dispute by negotiating in good faith within 30 days.

33.1.2	If Dispute is not resolved after the procedure set out in clause 33.1.1, the Dispute may be referred by either party in writing to OMX Chief Executive/Chairman and Client’s Chief Operating Officer/Chairman who will use reasonable endeavours to resolve the Dispute by negotiating in good faith within 30 days of the reference of the Dispute to such level.

33.1.3	If Dispute is not resolved after the procedure set out in clause 33.1.2, the parties will attempt to settle it by mediation in accordance with the Centre for Dispute Resolution (CEDR) Model Mediation Procedure. To initiate a mediation a party must give notice in writing to the other party requesting mediation (“the ADR Notice”) and shall send a copy of the ADR Notice to CEDR. If there is any point in the conduct of the mediation (including nomination of the mediator) upon which the parties cannot agree within 14 days from the date of the ADR Notice, CEDR will, at the request of either party, decide that point for the parties, having consulted with them. The mediation will start not later than 28 days after the date of the ADR Notice.

33.1.4	Nothing in this clause 33 will restrict either party’s freedom to commence legal proceedings to preserve any legal right or remedy or to protect any Intellectual Property Rights or trade secrets whether by way of injunctive relief or otherwise.

34.	NON-SOLICITATION

34.1	Neither party shall during the term of this Agreement and for a period of twelve months after expiry or termination howsoever caused, solicit the other party’s staff who have been employed or engaged in the provision or receipt of the Services or in the performance of this Agreement. For the purposes of this clause “solicit” means the soliciting of such person with a view to engaging such person as an employee, director, sub-contractor or independent contractor other than as part of a bone fide public recruitment process.

34.2	In the event that either party is in breach of clause 34.1 above, the party in breach shall pay to the other by way of liquidated damages an amount equal to 75 (Seventy Five) per cent of the gross annual salary (as at the time of the breach) of the person so employed or engaged. This provision shall be without prejudice to either party’s ability to seek injunctive relief.

34.3	The parties hereby acknowledge and agree that the formula specified in clause 34.2 above is a reasonable estimation of the loss which would be incurred by the loss of the person so employed or engaged.

35.	INDEMNITY - CONDUCT OF CLAIMS

35.1	In respect of any claim arising under any indemnity contained in this Agreement, the party indemnified (“Indemnified Party”) shall:

35.1.1	as soon as reasonably practicable give to the (the Indemnifying Party) written notice of the claim, circumstance or matter against which the Indemnified Party is claiming to be indemnified, and all details of the claim from time to time in the knowledge or possession of that party; and

35.1.2	where the claim relates to a claim by any third party against the Indemnified Party, not without the prior written consent of the other party, (which shall not be unreasonably withheld or delayed) admit liability or make any offer, promise, compromise or settlement with the third party in respect of the claim to the extent that such affects the liability of the Indemnifying Party; and

35.1.3	where the claim relates to a claim by any third party against the Indemnified Party, at the request of the Indemnifying Party, and against the Indemnifying Party providing to the reasonable satisfaction of the Indemnified Party security for all costs, charges and expenses, surrender to the Indemnifying Party or its insurers, on request, the conduct, in the Indemnified Party’s name, of the defence, settlement and/or counterclaim of the third party’s claim (provided that the Indemnified Party shall be kept fully informed as to the conduct of such defence, settlement and/or counterclaim).

36.	EMU CONTINUITY OF CONTRACT

36.1	The parties to this Agreement confirm that the occurrence or non-occurrence of an event associated with Economic Monetary Union in the European Union will not have the effect of altering any term of, (subject to clause 9.3) or discharging or excusing performance under this Agreement or any transaction, or give a party the right unilaterally to alter or terminate the Agreement or any transaction.

36.2	the words “an event associated with Economic Monetary Union in the European Union” shall include without limitation each and any combination of the following:

36.2.1	the introduction of, change over to or operation of a single or unified European currency (whether known as the Euro or otherwise);

36.2.2	the fixing of conversion rates between a Member State’s currency and the new currency or between the currencies of Member States;

36.2.3	the substitution of that new currency for the ECU as the unit of account in the European Union;

36.2.4	the introduction of that new currency as lawful currency in a Member State;

36.2.5	the withdrawal from legal tender of any currency which, before the introduction of the new currency, was lawful currency in one of the Member States; or

36.2.6	the disappearance or replacement of a relevant rate option or other price source for the ECU or the national currency of any Member State, or the failure of the agreed sponsor (or successor sponsor) to publish or display a relevant rate, index, price, page or screen; or

36.2.7	the withdrawal of any Member State from the operation of a single or unified European currency.

37.	VARIATIONS

No variation of this Agreement shall be valid unless in writing signed by a duly authorised representative of each of the parties.

38.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

39.	LAW

The formation, construction, performance, validity and all aspects whatsoever of this Agreement shall be governed by English law and the parties hereby agree to submit to the exclusive jurisdiction of the English courts.

OMX SECURITIES SERVICES UK LLP	/s/ John Blackman
Partner

/s/ Elizabeth Sipiere
Partner

INSTINET GLOBAL SERVICES LIMITED	/s/ Ken Tregidgo
Director

/s/ Julian Creighton
Director/Secretary